Exhibit 99.1

FOR IMMEDIATE RELEASE

O’REILLY AUTOMOTIVE, INC. REPORTS FOURTH QUARTER AND
FULL-YEAR 2020 RESULTS AND ANNOUNCES ADDITIONAL $1.0 BILLION REPURCHASE AUTHORIZATION

●	Fourth quarter comparable store sales increase of 11.2%, full-year increase of 10.9%
●	27% increase in fourth quarter diluted earnings per share to $5.40, full-year increase of 32% to $23.53
●	Full-year net cash provided by operating activities increased $1.13 billion, or 66.0%, to $2.84 billion

Springfield, MO, February 10, 2021 – O’Reilly Automotive, Inc. (the “Company” or “O’Reilly”) (Nasdaq:  ORLY), a leading retailer in the automotive aftermarket industry, today announced record revenue and earnings for its fourth quarter ended December 31, 2020.  The results represent 28 consecutive years of comparable store sales growth and record revenue and operating income for O’Reilly since becoming a public company in April of 1993.

4th Quarter Financial Results

Greg Johnson, O’Reilly’s CEO and Co-President, commented, “We are extremely pleased to report another record-breaking quarter to finish out 2020, with the incredible performance by Team O’Reilly in the fourth quarter capping the best full-year financial results in our Company’s history.  I would like to thank Team O’Reilly for the tremendous dedication and hard work they demonstrated time and again over the past year in one of the most difficult environments we have ever faced as a Company.  Our top priority continues to be the protection of the health and safety of our Team Members and customers, and we are extremely proud of our Team’s continued outstanding service that has been so critical to our customers during the pandemic.  This commitment drove our fourth quarter comparable store sales increase of 11.2% and full-year comparable store sales growth of 10.9%, which represents our highest full-year same store sales increase in the last 25 years.”

Sales for the fourth quarter ended December 31, 2020, increased $346 million, or 14%, to $2.83 billion from $2.48 billion for the same period one year ago.  Gross profit for the fourth quarter increased 11% to $1.47 billion (or 52.0% of sales) from $1.32 billion (or 53.3% of sales) for the same period one year ago.  Selling, general and administrative expenses (“SG&A”) for the fourth quarter increased 6% to $938 million (or 33.2% of sales) from $883 million (or 35.6% of sales) for the same period one year ago.  Operating income for the fourth quarter increased 21% to $534 million (or 18.9% of sales) from $442 million (or 17.8% of sales) for the same period one year ago.

Net income for the fourth quarter ended December 31, 2020, increased $68 million, or 21%, to $393 million (or 13.9% of sales) from $325 million (or 13.1% of sales) for the same period one year ago.  Diluted earnings per common share for the fourth quarter increased 27% to $5.40 on 73 million shares versus $4.25 on 76 million shares for the same period one year ago.

Full-Year Financial Results

Mr. Johnson further commented, “The robust sales volumes, combined with diligent expense control, drove another extremely profitable quarter, highlighted by a 21% increase in operating profit and a 27% increase in diluted earnings per share for the fourth quarter.  For the full year, diluted earnings per share increased 32%, as Team O’Reilly generated an outstanding operating margin of 20.8%, which exceeded our previous record operating margin by over 100 basis points.  The tireless efforts of our Team allowed us to produce these strong results even in the face of unprecedented challenges in 2020.”

Sales for the year ended December 31, 2020, increased $1.45 billion, or 14%, to $11.60 billion from $10.15 billion for the same period one year ago.  Gross profit for the year ended December 31, 2020, increased 13% to $6.09 billion (or 52.4% of sales) from $5.39 billion (or 53.1% of sales) for the same period one year ago.  SG&A for the year ended December 31, 2020, increased 6% to $3.67 billion (or 31.6% of sales) from $3.47 billion (or 34.2% of sales) for the same period one year ago.  Operating income for the year ended December 31, 2020, increased 26% to $2.42 billion (or 20.8% of sales) from $1.92 billion (or 18.9% of sales) for the same period one year ago.

Net income for the year ended December 31, 2020, increased $361 million, or 26%, to $1.75 billion (or 15.1% of sales) from $1.39 billion (or 13.7% of sales) for the same period one year ago.  Diluted earnings per common share for the year ended December 31, 2020, increased 32% to $23.53 on 74 million shares versus $17.88 on 78 million shares for the same period one year ago.

“As we look forward to 2021,” Mr. Johnson continued, “we remain optimistic about our prospects to generate continued strong financial results.  We have seen a strong start to the year, with the continuation of robust sales volumes through the month of January, but we remain cautious as we plan for the coming year in light of the continued significant uncertainty related to the ongoing impact of the pandemic and the difficult comparisons we will face beginning in April, as we lap the surge of volume we experienced in 2020.  As a result, our expectation is that comparable store sales will be in the range of down 2% to flat, versus 2020, but well above our historical trends on a two-year stack basis.”

4th Quarter and Full-Year Comparable Store Sales Results

Comparable store sales are calculated based on the change in sales for U.S. stores open at least one year and exclude sales of specialty machinery, sales to independent parts stores and sales to Team Members, as well as sales from Leap Day for the year ended December 31, 2020.  Online sales, resulting from ship-to-home orders and pick-up-in-store orders, for U.S. stores open at least one year, are included in the comparable store sales calculation.  Comparable store sales increased 11.2% for the fourth quarter ended December 31, 2020, on top of 4.4% for the same period one year ago.  Comparable store sales increased 10.9% for the year ended December 31, 2020, on top of 4.0% for the same period one year ago.

Share Repurchase Program

During the fourth quarter ended December 31, 2020, the Company repurchased 2.2 million shares of its common stock, at an average price per share of $451.90, for a total investment of $993 million.  During the year ended December 31, 2020, the Company repurchased 4.8 million shares of its common stock, at an average price per share of $431.93, for a total investment of $2.09 billion.  Subsequent to the end of the fourth quarter and through the date of this release, the Company repurchased an additional 0.7 million shares of its common stock, at an average price per share of $447.40, for a total investment of $298 million.  The Company has repurchased a total of 81.7 million shares of its common stock under its share repurchase program since the inception of the program in January of 2011 and through the date of this release, at an average price of $178.33, for a total aggregate investment of $14.57 billion.

Today, the Company also announced that its Board of Directors (the “Board”) approved a resolution to increase the authorization amount under its share repurchase program by an additional $1.0 billion, raising the aggregate authorization under the program to $15.75 billion.  The additional $1.0 billion authorization is effective for a three-year period, beginning on February 10, 2021.  Stock repurchases under the program may be made from time to time, as the Company deems appropriate, solely through open market repurchases effected through a broker dealer at prevailing market prices, based on a variety of factors such as price, corporate requirements and overall market conditions.  There can be no assurance as to the number of shares the Company will purchase, if any.  The share repurchase program may be increased or otherwise modified, renewed, suspended or terminated by the Company at any time, without prior notice.  As of the date of this release, the Company had approximately $1.18 billion remaining under its current share repurchase authorizations.

Full-Year 2021 Guidance

The Company is reinstituting its practice of providing selected full-year guidance for 2021.  The Company still anticipates potentially significant volatility in its results, driven by the ongoing uncertainty related to the pandemic, and will update full-year guidance during 2021, as appropriate.  The table below outlines the Company’s guidance for selected full-year 2021 financial data:

For the Year Ending
December 31, 2021
Net, new store openings	165 to 175
Comparable store sales	-2% to 0%
Total revenue	$11.5 billion to $11.8 billion
Gross profit as a percentage of sales	52.2% to 52.7%
Operating income as a percentage of sales	19.0% to 19.5%
Effective income tax rate	23.0%
Diluted earnings per share (1)	$22.70 to $22.90
Net cash provided by operating activities	$1.7 billion to $2.2 billion
Capital expenditures	$550 million to $650 million
Free cash flow (2)	$1.0 billion to $1.3 billion
(1)	Weighted-average shares outstanding, assuming dilution, used in the denominator of this calculation, includes share repurchases made by the Company through the date of this release.
(2)	Free cash flow is a non-GAAP financial measure. The table below reconciles Free cash flow guidance to Net cash provided by operating activities guidance, the most directly comparable GAAP financial measure:

		For the Year Ending
(in millions)		December 31, 2021
Net cash provided by operating activities		$1,735	to	$2,160
Less:	Capital expenditures	550	to	650
	Excess tax benefit from share-based compensation payments	5	to	10
	Investment in tax credit equity investments	180	to	200
Free cash flow		$1,000	to	$1,300

Non-GAAP Information

This release contains certain financial information not derived in accordance with United States generally accepted accounting principles (“GAAP”).  These items include adjusted debt to earnings before interest, taxes, depreciation, amortization, share-based compensation and rent (“EBITDAR”) and free cash flow.  The Company does not, nor does it suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information.  The Company believes that the presentation of adjusted debt to EBITDAR and free cash flow provide meaningful supplemental information to both management and investors that is indicative of the Company’s core operations.  The Company has included a reconciliation of this additional information to the most comparable GAAP measure in the table above and the selected financial information below.

Earnings Conference Call Information

The Company will host a conference call on Thursday, February 11, 2021, at 10:00 a.m. Central Time to discuss its results as well as future expectations.  Investors may listen to the conference call live on the Company’s website at www.OReillyAuto.com by clicking on “Investor Relations” and then “News Room.”  Interested analysts are invited to join the call.  The dial-in number for the call is (703) 375-5524; the conference call identification number is 4092338.  A replay of the conference call will be available on the Company’s website through Thursday, February 10, 2022.

About O’Reilly Automotive, Inc.

O’Reilly Automotive, Inc. was founded in 1957 by the O’Reilly family and is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment and accessories in the United States, serving both the do-it-yourself and professional service provider markets.  Visit the Company’s website at www.OReillyAuto.com for additional information about O’Reilly, including access to online shopping and current promotions, store locations, hours and services, employment opportunities and other programs.  As of December 31, 2020, the Company operated 5,594 stores in 47 U.S. states and 22 stores in Mexico.

Forward-Looking Statements

The Company claims the protection of the safe-harbor for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  You can identify these statements by forward-looking words such as “estimate,” “may,” “could,” “will,” “believe,” “expect,” “would,” “consider,” “should,” “anticipate,” “project,” “plan,” “intend” or similar words.  In addition, statements contained within this press release that are not historical facts are forward-looking statements, such as statements discussing, among other things, expected growth, store development, integration and expansion strategy, business strategies, future revenues and future performance.  These forward-looking statements are based on estimates, projections, beliefs and assumptions and are not guarantees of future events and results.  Such statements are subject to risks, uncertainties and assumptions, including, but not limited to, the COVID-19 pandemic or other public health crisis, the economy in general, inflation, tariffs, product demand, the market for auto parts, competition, weather, risks associated with the performance of acquired businesses, our ability to hire and retain qualified employees, consumer debt levels, our increased debt levels, credit ratings on public debt, governmental regulations, information security and cyber-attacks, terrorist activities, war and the threat of war.  Actual results may materially differ from anticipated results described or implied in these forward-looking statements.  Please refer to the “Risk Factors” section of the annual report on Form 10-K for the year ended December 31, 2019, and subsequent Securities and Exchange Commission filings for additional factors that could materially affect the Company’s financial performance.  Forward-looking statements speak only as of the date they were made and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

For further information contact:	Investor & Media Contacts
Mark Merz (417) 829-5878
Eric Bird (417) 868-4259

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31, 2020	December 31, 2019
	(Unaudited)	(Note)
Assets
Current assets:
Cash and cash equivalents	$465,640	$40,406
Accounts receivable, net	229,679	214,915
Amounts receivable from suppliers	100,615	79,492
Inventory	3,653,195	3,454,092
Other current assets	50,658	44,757
Total current assets	4,499,787	3,833,662

Property and equipment, at cost	6,559,911	6,191,427
Less: accumulated depreciation and amortization	2,464,993	2,243,224
Net property and equipment	4,094,918	3,948,203

Operating lease, right-of-use assets	1,995,127	1,928,369
Goodwill	881,030	936,814
Other assets, net	125,780	70,112
Total assets	$11,596,642	$10,717,160

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$4,184,662	$3,604,722
Self-insurance reserves	109,199	79,079
Accrued payroll	88,875	100,816
Accrued benefits and withholdings	242,724	98,539
Income taxes payable	16,786	—
Current portion of operating lease liabilities	322,778	316,061
Other current liabilities	297,393	270,210
Total current liabilities	5,262,417	4,469,427

Long-term debt	4,123,217	3,890,527
Operating lease liabilities, less current portion	1,718,691	1,655,297
Deferred income taxes	155,899	133,280
Other liabilities	196,160	171,289

Shareholders’ equity:
Common stock, $0.01 par value:
Authorized shares – 245,000,000
Issued and outstanding shares –
71,123,109 as of December 31, 2020, and
75,618,659 as of December 31, 2019	711	756
Additional paid-in capital	1,280,841	1,280,760
Retained deficit	(1,139,139)	(889,066)
Accumulated other comprehensive (loss) income	(2,155)	4,890
Total shareholders’ equity	140,258	397,340

Total liabilities and shareholders’ equity	$11,596,642	$10,717,160

Note:  The balance sheet at December 31, 2019, has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by United States generally accepted accounting principles for complete financial statements.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
	(Unaudited)	(Unaudited)	(Unaudited)	(Note)
Sales	$2,828,773	$2,482,975	$11,604,493	$10,149,985
Cost of goods sold, including warehouse and distribution expenses	1,356,635	1,158,391	5,518,801	4,755,294
Gross profit	1,472,138	1,324,584	6,085,692	5,394,691

Selling, general and administrative expenses	937,866	883,081	3,666,356	3,473,965
Operating income	534,272	441,503	2,419,336	1,920,726

Other income (expense):
Interest expense	(38,349)	(35,288)	(161,126)	(139,975)
Interest income	599	732	2,491	2,545
Other, net	3,407	2,366	5,704	7,033
Total other expense	(34,343)	(32,190)	(152,931)	(130,397)

Income before income taxes	499,929	409,313	2,266,405	1,790,329
Provision for income taxes	106,984	84,397	514,103	399,287
Net income	$392,945	$324,916	$1,752,302	$1,391,042

Earnings per share-basic:
Earnings per share	$5.45	$4.29	$23.74	$18.07
Weighted-average common shares outstanding – basic	72,143	75,713	73,817	76,985

Earnings per share-assuming dilution:
Earnings per share	$5.40	$4.25	$23.53	$17.88
Weighted-average common shares outstanding – assuming dilution	72,771	76,495	74,462	77,788

Note:  The income statement for the year ended December 31, 2019, has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by United States generally accepted accounting principles for complete financial statements.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the Year Ended
	December 31,
	2020	2019
	(Unaudited)	(Note)
Operating activities:
Net income	$1,752,302	$1,391,042
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, equipment and intangibles	314,635	270,875
Amortization of debt discount and issuance costs	4,580	3,916
Deferred income taxes	12,381	21,158
Share-based compensation programs	22,747	21,921
Other	4,686	7,529
Changes in operating assets and liabilities:
Accounts receivable	(20,515)	(15,577)
Inventory	(198,864)	(239,912)
Accounts payable	580,608	213,423
Income taxes payable	197,739	(20,139)
Other	166,304	54,243
Net cash provided by operating activities	2,836,603	1,708,479

Investing activities:
Purchases of property and equipment	(465,579)	(628,057)
Proceeds from sale of property and equipment	15,770	7,118
Investment in tax credit equity investments	(164,111)	(33,781)
Other	(975)	(142,026)
Net cash used in investing activities	(614,895)	(796,746)

Financing activities:
Proceeds from borrowings on revolving credit facility	1,162,000	2,708,000
Payments on revolving credit facility	(1,423,000)	(2,734,000)
Proceeds from the issuance of long-term debt	997,515	499,955
Repayment of long-term debt	(500,000)	—
Payment of debt issuance costs	(7,929)	(3,990)
Repurchases of common stock	(2,087,194)	(1,432,791)
Net proceeds from issuance of common stock	62,284	60,206
Other	(253)	(191)
Net cash used in financing activities	(1,796,577)	(902,811)

Effect of exchange rate changes on cash	103	169
Net increase in cash and cash equivalents	425,234	9,091
Cash and cash equivalents at beginning of the year	40,406	31,315
Cash and cash equivalents at end of the year	$465,640	$40,406

Supplemental disclosures of cash flow information:
Income taxes paid	$305,087	$394,931
Interest paid, net of capitalized interest	159,717	134,634

Note:  The cash flow statement for the year ended December 31, 2019, has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by United States generally accepted accounting principles for complete financial statements

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

SELECTED FINANCIAL INFORMATION

(Unaudited)

		For the Year Ended
		December 31,
Adjusted Debt to EBITDAR:		2020	2019
(In thousands, except adjusted debt to EBITDAR ratio)
GAAP debt		$4,123,217	$3,890,527
Add:	Letters of credit	66,427	38,870
	Discount on senior notes	5,071	3,515
	Debt issuance costs	21,712	16,958
	Six-times rent expense	2,125,896	2,032,182
Adjusted debt		$6,342,323	$5,982,052

GAAP net income		$1,752,302	$1,391,042
Add:	Interest expense	161,126	139,975
	Provision for income taxes	514,103	399,287
	Depreciation and amortization	314,635	270,875
	Share-based compensation expense	22,747	21,921
	Rent expense (i)	354,316	338,697
EBITDAR		$3,119,229	$2,561,797

Adjusted debt to EBITDAR		2.03	2.34

(i)	The table below outlines the calculation of Rent expense and reconciles Rent expense to Total lease cost, per ASC 842, the most directly comparable GAAP financial measure, for the year ended December 31, 2020 and 2019 (in thousands):

Total lease cost, per ASC 842, for the year ended December 31, 2020		$420,365
Less:	Variable non-contract operating lease components, related to property taxes and insurance, for the year ended December 31, 2020	66,049
Rent expense for the year ended December 31, 2020		$354,316

Total lease cost, per ASC 842, for the year ended December 31, 2019		$398,294
Less:	Variable non-contract operating lease components, related to property taxes and insurance, for the year ended December 31, 2019	59,597
Rent expense for the year ended December 31, 2019		$338,697

	December 31,
	2020	2019
Selected Balance Sheet Ratios:
Inventory turnover (1)	1.5	1.4
Average inventory per store (in thousands) (2)	$650	$633
Accounts payable to inventory (3)	114.5%	104.4%

		For the Three Months Ended		For the Year Ended
		December 31,		December 31,
		2020	2019	2020	2019
Reconciliation of Free Cash Flow (in thousands):
Net cash provided by operating activities		$487,474	$218,803	$2,836,603	$1,708,479
Less:	Capital expenditures	102,154	146,850	465,579	628,057
	Excess tax benefit from share-based compensation payments	2,132	12,933	16,918	25,992
	Investment in tax credit equity investments	68,819	15,793	164,111	33,781
Free cash flow		$314,369	$43,227	$2,189,995	$1,020,649

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Store Count:
Beginning store count	5,592	5,420	5,439	5,219
New stores opened	5	19	167	202
Bennett stores acquired, net of stores merged (4)	—	—	—	20
Stores closed	(3)	—	(12)	(2)
Ending domestic store count	5,594	5,439	5,594	5,439

Mexico stores (5)	22	21	22	21
Ending total store count	5,616	5,460	5,616	5,460

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Store and Team Member Information: (6)
Total employment	76,257	81,223
Square footage (in thousands)	41,668	40,227
Sales per weighted-average square foot (7)	$66.70	$61.15	$276.96	$254.81
Sales per weighted-average store (in thousands) (8)	$497	$452	$2,057	$1,881

(1)	Calculated as cost of goods sold for the last 12 months divided by average inventory. Average inventory is calculated as the average of inventory for the trailing four quarters used in determining the denominator.
(2)	Calculated as inventory divided by store count at the end of the reported period.
(3)	Calculated as accounts payable divided by inventory.
(4)	O’Reilly acquired 33 Bennett Auto Supply, Inc. (“Bennett”) stores after the close of business on December 31, 2018, which were not included in the December 31, 2018, store count, as they were not operated by the Company for any portion of 2018. During the first quarter ended March 31, 2019, O’Reilly merged eight of the acquired Bennett stores into existing O’Reilly locations, and during the second quarter ended June 30, 2019, O’Reilly merged an additional five acquired Bennett stores into existing O’Reilly locations.
(5)	O’Reilly acquired Mayoreo de Autopartes y Aceites, S.A. de C.V. (“Mayasa”), headquartered in Guadalajara, Jalisco, Mexico, after the close of business on November 29, 2019.
(6)	Represents O’Reilly’s U.S. operations only.
(7)	Calculated as sales less jobber sales, divided by weighted-average square footage. Weighted-average square footage is determined by weighting store square footage based on the approximate dates of store openings, acquisitions, expansions or closures.
(8)	Calculated as sales less jobber sales, divided by weighted-average stores. Weighted-average stores is determined by weighting stores based on their approximate dates of openings, acquisitions or closures.